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                                                                   Exhibit 10.21



                              FINDERS FEE AGREEMENT

                                     BETWEEN
              SECURITY BIOMETRICS INC. & CHRIS FARNWORTH OR ASSIGN

This Agreement confirms that Security Biometrics Inc. ("SBI"), with principal offices at 1410 - 1030 West Georgia Street, Vancouver, BC V6E 2Y3 has entered into an agreement with Chris Farnworth or assign, an individual having principal offices in Vancouver, British Columbia, CANADA and referred to herein as "Finder", to perform certain services as a finder ("Finder") in connection with a proposed investment in Security Biometrics Inc. The terms of this engagement are set forth below.

SERVICES. Finder has disclosed that he may be aware of potential investors ("Investor") in Security Biometrics Inc. and with SBI's approval, Finder may approach prospective Investors to determine their receptiveness to an investment or loan referred to herein as a "Transaction". Prior to Finder providing any information whatsoever to a prospective investor or lender, Finder will submit the name of the prospective investor or lender to SBI for its approval to pursue discussions relating to an investment or loan to SBI.

During initial discussions, Finder is authorized to disclose the name of SBI and other pertinent information approved by SBI in advance of disclosure to an approved Investor. Based on an expression of interest in further discussions by Investor, Finder will introduce SBI to Investor, and SBI and Investor may then discuss and negotiate the terms of the Transaction. The "Transaction" may take any form, including without limitation the purchase of, or option to purchase, equity and/or debt securities of SBI, or any combination thereof.

FINDER'S FEE. If a Transaction closes with an Investor introduced by Finder and approved by SBI, then SBI shall pay a Finder's Fee that shall equal to ten percent (10%) of the "Total Consideration" and five percent of the "Total Consideration" in the Common Stock of SBI. "Total Consideration" means the aggregate amount of all cash, paid to SBI by Investor in connection with the Transaction. The securities will be valued at the fair market value as of the closing of the Transaction.

SBI shall pay the Finder's Fee upon closing of the Transaction. Finder may elect to receive all or a portion of its Finder's Fee in (i) cash; or (ii) shares of common stock of SBI valued based on the valuation used for the Transaction; provided however, that Finder may only select stock if the issuance of the stock to Finder meets the requirements of applicable securities exemptions, and that Investor agrees to allow Finder to use all or a portion of its Finder's Fee to purchase stock.

If SBI fails to close a Transaction with Investor for any reason, SBI will have no obligation whatsoever to pay a Finder's Fee to Finder.

EXPENSE REIMBURSEMENT. Finder shall be promptly reimbursed for all approved expenses associated with the performance of the Services described herein. All expenses that exceed $500 shall be approved by the SBI in writing.




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Agreed on this 10th day of October, 2001:

On behalf of Securities Biometrics, Inc.


Per:    /s/ George Gould
        -------------------------------
        President


And     /s/ Chris Farnworth
        -------------------------------
         Chris Farnworth



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